Exhibit 99.2

Nutanix Appoints Brian Stevens to Board of Directors

Google Cloud Platform and Red Hat Executive to Add Deep Industry Experience

SAN JOSE, Calif.--(BUSINESS WIRE)--May 30, 2019--Nutanix (NASDAQ: NTNX), a leader in enterprise cloud computing, announced today that, effective June 1, 2019, Brian Stevens will be joining its Board of Directors.

“We have come to know Brian well over the past few years and value his insight and visionary leadership,” said Dheeraj Pandey, Chairman, Founder, and CEO of Nutanix. “From building an open source leader to developing a public cloud that enterprises depend on, Brian has a deep understanding of the foundational technologies that customers will rely on in the years to come. We’re thrilled to add his leadership and voice to our board as we endeavor to raise the bar in how we deliver great products to our customers as they increasingly move toward a multicloud world.”

Stevens most recently served as CTO of Google Cloud, where he was responsible for leading the technology vision for Google’s public cloud offering. Prior to Google, he spent nearly 13 years at Red Hat including holding the position of EVP and CTO where he was responsible for all engineering strategy and execution at the open source software company. He has also served as CTO of Mission Critical Linux, and spent more than 14 years working at Digital Equipment Corporation as a senior architect. Stevens has also served on various boards in the past including the American Red Cross, IEEE, Pentaho, Data Gravity, and the Open Stack Foundation. He holds a B.S. in Computer Science from the University of New Hampshire and an M.S. in Computer Systems from Rensselaer Polytechnic Institute.

“Nutanix has a clear vision for how the multicloud landscape will evolve and looks to lead the industry as it relates to what that means for the future of the cloud computing space,” said Stevens. “The next few years will be an exciting time in this industry and I’m looking forward to working with Nutanix to further their vision for the future of enterprise cloud.”

About Nutanix

Nutanix is a global leader in cloud software and hyperconverged infrastructure solutions, making infrastructure invisible so that IT can focus on the applications and services that power their business. Companies around the world use Nutanix Enterprise Cloud OS software to bring one-click application management and mobility across public, private and distributed edge clouds so they can run any application at any scale with a dramatically lower total cost of ownership. The result is organizations that can rapidly deliver a high-performance IT environment on demand, giving application owners a true cloud-like experience. Learn more at www.nutanix.com or follow us on Twitter @nutanix.

© 2019 Nutanix, Inc. All rights reserved. Nutanix and the Nutanix logo are registered trademarks or trademarks of Nutanix, Inc. in the United States and other countries. All other brand names mentioned herein are for identification purposes only and may be the trademarks of their respective holder(s).

CONTACT:
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